Exhibit 99.1

Viad Corp Reports Results for the 2021 Second Quarter

Completes Debt Refinancing for Enhanced Financial Flexibility

•	Sequential quarter revenue more than doubles as business activity accelerates at Pursuit and GES
•	New debt structure provides strong foundation for continued growth

PHOENIX, August 5, 2021 -- Viad Corp (NYSE: VVI), a leading provider of experiential leisure travel and live events and marketing experiences, today reported financial results for the 2021 second quarter.

Steve Moster, president and chief executive officer, commented, “We ended the second quarter in a solid liquidity position and are experiencing an acceleration of business activity at both Pursuit and GES. As the number of vaccinations increases and pandemic restrictions are lifted, we are seeing strong pent-up demand for leisure travel and the return of in-person events.”

Moster continued, “Our team has done a great job navigating the shifting challenges of the pandemic and positioning our businesses for greater success in the future. We have made structural changes to enhance the revenue mix and margin profile of GES, we have continued to pursue high-margin, high-return growth opportunities at Pursuit, and we recently refinanced our debt to enhance our financial flexibility. With the recovery of our industries underway and the additional flexibility provided by our new debt structure, we are even more excited about our company’s future.”

Second Quarter 2021 Results

Second quarter revenue was $61.2 million, up from $30.1 million in the 2020 second quarter. Sequential quarter revenue grew 112%. These improvements reflect the loosening of restrictions related to the COVID-19 pandemic and the opening of seasonal and new experiences at Pursuit. The second quarter net loss attributable to Viad was $42.0 million and our adjusted segment EBITDA* was negative $19.6 million.

* Refer to Table 2 of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Regarding Pursuit, Moster commented, “At Pursuit, second quarter revenue reached 66% of the amount generated in the 2019 second quarter, reflecting strong pent-up leisure travel demand in destinations without significant COVID restrictions. Our Glacier and Alaska experiences, which draw largely domestic travelers, performed very well during the quarter and advance bookings in those locations are pacing for a record year in 2021. Visitation at our Canadian experiences remained constrained during the quarter due to the international border closure and other restrictions that were in place. As restrictions are being relaxed across Canada, we are seeing increased bookings there and we look forward to the recently announced opening of the Canadian border to vaccinated U.S. citizens on August 9th.”

Regarding GES, Moster commented, “GES’ second quarter revenue remained well-below pre-COVID levels but did experience a sequential quarter increase of about 30% as more locations re-opened for in-person events. Most U.S. states have re-opened for in-person events, and we continue to see increased activity and strengthening show schedules going forward. As revenue comes back, the structural

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changes we made during the pandemic are enabling us to service our clients with a lower and more flexible cost structure that is closely aligned with our clients’ needs and expectations.”

Cash Flow and Balance Sheet Highlights

Our 2021 second quarter cash flow from operations was an outflow of approximately $7 million and our capital expenditures totaled $15.4 million.

Moster commented, “These outflows were lower than our prior guidance due to favorable working capital and timing of capital expenditure outflows. Advance customer deposits at both Pursuit and GES were stronger than anticipated as business activity is increasing along with easing of COVID restrictions. Our capital expenditures during the quarter included approximately $6 million for the development of Pursuit’s new FlyOver Las Vegas attraction, which is on track to open in September.”

At June 30, 2021, our cash and cash equivalents were $37 million and we had approximately $114 million of capacity available on our revolving credit facility. Our debt totaled approximately $400 million, including approximately $327 million drawn on our $450 million revolving credit facility (which was recently refinanced, as discussed below), financing lease obligations of approximately $66 million (which primarily comprises real estate leases at Pursuit), and approximately $6 million in debt at FlyOver Iceland.

Debt Refinancing

On July 30, 2021, we completed the previously announced process to refinance our $450 million senior secured revolving credit facility, which was set to mature in 2023, with a new $500 million senior secured credit facility that meaningfully extends the maturity of our debt and provides increased financial flexibility to support our growth initiatives.

The new facility comprises a $400 million Term Loan B that matures in 2028 and a $100 million revolving credit facility that matures in 2026. The net cash proceeds from the Term Loan B, after fees and expenses related to the refinancing and repayment of the previous revolving credit facility, added approximately $56 million of cash to our balance sheet. The new $100 million revolver remains completely undrawn.

The terms of the new revolving credit facility require us to maintain minimum liquidity of $75 million through June 30, 2022 (the “Minimum Liquidity Period”). Upon expiration of the Minimum Liquidity Period, we will be subject to a maximum total net leverage ratio of 4.5x through September 30, 2022 and 4x on or after December 31, 2022, as well as a minimum consolidated interest coverage ratio of 2x through September 30, 2022 and 2.5x on or after December 31, 2022. Additional details of the new credit facility are available in the form 8-K we filed on August 2, 2021.

Moster commented, “We are very pleased with the outcome of our debt refinancing and believe the new structure will provide a strong foundation for us to continue our exciting growth journey, including Refresh, Build, Buy investments at Pursuit. In this year of recovery, we remain committed to carefully managing our cash flows and being strong stewards of our capital to maximize shareholder value. I am confident that the strength, drive, creativity, and flexibility of our team will continue to drive our success.”

Conference Call Details

Viad will host a conference call on Thursday, August 5, 2021, at 5:00 p.m. Eastern Time to review 2021 second quarter results. To join the live conference call, please register at least 10 minutes before the start of the call using the following link:

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https://www.incommglobalevents.com/registration/client/8249/viad-corp-second-quarter-2021-earnings-call/. After registering, an email confirmation will be sent that includes dial-in information as well as unique codes for entry into the live call. Registration will be open throughout the call.

A live audio webcast of the call will also be available in listen-only mode through the "Investors" section of our website. A replay of the webcast will be available on our website shortly after the call and, for a limited time, by calling (929) 458-6194 and entering the conference ID 406971.

About Viad

Viad (NYSE: VVI) is a leading provider of experiential leisure travel and live events and marketing experiences that generates revenue and shareholder value through two businesses: Pursuit and GES. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, and Reykjavik, as well as new experiences in development in Las Vegas and Toronto. Pursuit’s collection includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

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Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to anticipate and adjust for the impact of the COVID-19 pandemic on our businesses;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	travel industry disruptions;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our dependence on large exhibition event clients;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	seasonality of our businesses;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, and other catastrophic events;
•	our multi-employer pension plan funding obligations;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	liabilities relating to prior and discontinued operations;
•	adverse effects of show rotation on our periodic results and operating margins;
•	our exposure to currency exchange rate fluctuations;
•	our exposure to cybersecurity attacks and threats;
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data; and
•	changes affecting the London Inter-bank Offered Rate.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Contact

Carrie Long or Michelle Porhola

Investor Relations

(602) 207-2681

ir@viad.com

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE –QUARTERLY RESULTS

(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
($ in thousands, except per share data)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Revenue:
GES (Note A)	$24,920	$24,803	$117	0.5%	$44,065	$305,938	$(261,873)	-85.6%
Pursuit	36,313	5,264	31,049	**	46,103	18,787	27,316	**
Total revenue	$61,233	$30,067	$31,166	**	$90,168	$324,725	$(234,557)	-72.2%

Segment operating loss:
GES	$(26,897)	$(32,060)	$5,163	16.1%	$(46,801)	$(21,202)	$(25,599)	**
Pursuit	(8,097)	(17,692)	9,595	54.2%	(26,418)	(37,966)	11,548	30.4%
Segment operating loss	(34,994)	(49,752)	14,758	29.7%	(73,219)	(59,168)	(14,051)	-23.7%
Corporate eliminations	18	16	2	12.5%	35	32	3	9.4%
Corporate activities (Note B)	(3,006)	(2,468)	(538)	-21.8%	(5,011)	(3,257)	(1,754)	-53.9%
Restructuring charges (Note C)	(787)	(260)	(527)	**	(3,613)	(1,111)	(2,502)	**
Impairment charges (Note D)	—	(114,020)	114,020	-100.0%	—	(202,400)	202,400	-100.0%
Pension plan withdrawal	(57)	(462)	405	87.7%	(57)	(462)	405	87.7%
Other expense	(680)	(265)	(415)	**	(1,040)	(684)	(356)	-52.0%
Net interest expense (Note E)	(5,565)	(5,010)	(555)	-11.1%	(10,650)	(8,949)	(1,701)	-19.0%
Loss from continuing operations before income taxes	(45,071)	(172,221)	127,150	73.8%	(93,555)	(275,999)	182,444	66.1%
Income tax (expense) benefit (Note F)	2,166	(35,516)	37,682	**	5,211	(19,719)	24,930	**
Loss from continuing operations	(42,905)	(207,737)	164,832	79.3%	(88,344)	(295,718)	207,374	70.1%
Income (loss) from discontinued operations (Note G)	(62)	(379)	317	83.6%	286	(833)	1,119	**
Net loss	(42,967)	(208,116)	165,149	79.4%	(88,058)	(296,551)	208,493	70.3%
Net loss attributable to noncontrolling interest	510	1,634	(1,124)	-68.8%	1,955	2,967	(1,012)	-34.1%
Net loss attributable to redeemable noncontrolling interest	431	204	227	**	925	721	204	28.3%
Net loss attributable to Viad	$(42,026)	$(206,278)	$164,252	79.6%	$(85,178)	$(292,863)	$207,685	70.9%

Amounts Attributable to Viad Common Stockholders:
Loss from continuing operations	$(41,964)	$(205,899)	$163,935	79.6%	$(85,464)	$(292,030)	$206,566	70.7%
Income (loss) from discontinued operations (Note G)	(62)	(379)	317	83.6%	286	(833)	1,119	**
Net loss	$(42,026)	$(206,278)	$164,252	79.6%	$(85,178)	$(292,863)	$207,685	70.9%

Diluted loss per common share:
Loss from continuing operations attributable to Viad common shareholders	$(2.18)	$(10.17)	$7.99	78.6%	$(4.41)	$(14.44)	$10.03	69.5%
Income (loss) from discontinued operations attributable to Viad common shareholders	—	(0.02)	0.02	-100.0%	0.01	(0.05)	0.06	**
Net loss attributable to Viad common shareholders	$(2.18)	$(10.19)	$8.01	78.6%	$(4.40)	$(14.49)	$10.09	69.6%

Basic loss per common share:
Loss from continuing operations attributable to Viad common shareholders	$(2.18)	$(10.17)	$7.99	78.6%	$(4.41)	$(14.44)	$10.03	69.5%
Income (loss) from discontinued operations attributable to Viad common shareholders	—	(0.02)	0.02	-100.0%	0.01	(0.05)	0.06	**
Net loss attributable to Viad common shareholders	$(2.18)	$(10.19)	$8.01	78.6%	$(4.40)	$(14.49)	$10.09	69.6%

Common shares treated as outstanding for loss per share calculations:
Weighted-average outstanding common shares	20,397	20,282	115	0.6%	20,384	20,249	135	0.7%
Weighted-average outstanding and potentially dilutive common shares	20,397	20,282	115	0.6%	20,384	20,249	135	0.7%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)

GES Revenue — In the third quarter of 2020, we identified prior period errors related to the recognition of revenue of our Corporate Accounts’ third-party services. Revenue from these services should have been recorded on a net basis to reflect only the fees received for arranging these services. Whereas previously, we recorded this revenue on a gross basis, thus overstating revenue and cost of services by the same amount. As a result, GES’ prior period revenue shown in this press release has been corrected to reflect this gross-to-net adjustment. We determined that the error is not material to the previously issued financial statements. The following table provides a reconciliation of originally reported revenue to the corrected figures for 2020:

	2020
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total GES revenue as originally reported	$292,485	$25,599	$14,257	$18,695
Gross to net correction for GES	(11,350)	(796)	(265)	—
Total GES revenue as corrected	$281,135	$24,803	$13,992	$18,695
(B)

Corporate Activities —The increase in corporate activities expense during the three and six months ended June 30, 2021 was primarily due to lower performance-based compensation expense in 2020 as we reduced our estimated performance achievement to zero as a result of the COVID-19 pandemic.

(C)

Restructuring Charges — Restructuring charges during the three and six months ended June 30, 2021 were primarily related to facility closures at GES. In response to the COVID-19 pandemic in 2020, we accelerated our transformation and streamlining efforts at GES to significantly reduce costs and create a lower and more flexible cost structure focused on servicing our more profitable market segments. Restructuring charges during the three and six months ended June 30, 2020 were primarily related to the elimination of certain positions at GES and our corporate office in response to the COVID-19 pandemic.

(D)

Impairment Charges — Due to the deteriorating macroeconomic environment related to the COVID-19 pandemic, resulting in disruptions to our operations and the decline in our stock price, we recorded non-cash goodwill impairment charges of $113.1 million and a fixed asset impairment charge of $0.9 million during the three months ended June 30, 2020. During the six months ended June 30, 2020, we recorded non-cash goodwill impairment charges of $185.8 million, a non-cash impairment charge to intangible assets of $15.7 million related to GES’ United States audio-visual production business, and a fixed asset impairment charge of $0.9 million.

(E)	Net Interest Expense — The increase in interest expense during the three and six months ended June 30, 2021 was primarily due to higher debt balances in 2021.
(F)

Income Tax (Expense) Benefit – The effective tax rate was 5% for the three months ended June 30, 2021 and a negative 21% for the three months ended June 30, 2020. The effective tax rate was 6% for the six months ended June 30, 2021 and a negative 7% for the six months ended June 30, 2020. The rate for the three and six months ended June 30, 2021 was lower than the blended statutory rate primarily as a result of excluding the tax benefit on losses recognized in the United States, United Kingdom, and other European countries where we have a valuation allowance. The negative effective tax rates for the three and six months ended June 30, 2020 were due to the recording of a valuation allowance against our remaining United States, United Kingdom, and other European countries net deferred tax assets of $25 million, as well as no tax benefits on non-deductible goodwill impairments and losses recognized in those jurisdictions.

(G)

Income (Loss) from Discontinued Operations — Loss from discontinued operations during the three months ended June 30, 2021 was primarily due to legal expenses related to previously sold operations. Income from discontinued operations during the six months ended June 30, 2021 was primarily due to an insurance recovery related to a previously sold operation, offset in part by legal expenses. Loss from discontinued operations during the three and six months ended June 30, 2020 was primarily due to legal expenses related to previously sold operations.

	Three months ended June 30,				Six months ended June 30,
($ in thousands, except per share data)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Net loss attributable to Viad	$(42,026)	$(206,278)	$164,252	79.6%	$(85,178)	$(292,863)	$207,685	70.9%
Convertible preferred stock dividends paid-in-kind[1]	(1,923)	—	(1,923)	**	(3,821)	—	(3,821)	**
Adjustment to the redemption value of redeemable noncontrolling interest	(547)	(332)	(215)	-64.8%	(603)	(458)	(145)	-31.7%
Net loss allocated to Viad common shareholders	$(44,496)	$(206,610)	$162,114	78.5%	$(89,602)	$(293,321)	$203,719	69.5%

Weighted-average outstanding common shares[1]	20,397	20,282	115	0.6%	20,384	20,249	135	0.7%

Basic loss per common share attributable to Viad common shareholders	$(2.18)	$(10.19)	$8.01	78.6%	$(4.40)	$(14.49)	$10.09	69.6%

1 When calculating basic income (loss) per share and diluted loss per share, dividends paid in kind on convertible preferred stock are deducted from the reported net income (loss) for the period and there is no adjustment to the number of common shares outstanding to reflect the potential future conversion of the outstanding preferred shares. When calculating diluted net income per share, the outstanding preferred shares (as if converted at the beginning of the period) are added to the common shares outstanding and there is no adjustment to the reported net income for any dividends paid in kind. The following table shows the outstanding preferred stock expressed in common shares as if converted:

	Three months ended June 30,		Six months ended June 30,
Convertible preferred stock as if converted (in thousands):	2021	2020	2021	2020
Beginning of the period	6,583	—	6,494	—
New shares issued	—	—	—	—
Dividends paid in kind	91	—	180	—
End of the period	6,674	—	6,674	—

Convertible preferred stock (as if converted) for EPS	6,583	—	6,539	—

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of “Loss Before Other Items”, “Adjusted EBITDA”, “Adjusted Segment EBITDA” and “Adjusted Segment Operating Loss”, which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP. The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below. Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Loss Before Other Items and Adjusted Segment Operating Loss are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business. Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended June 30,				Six months ended June 30,
($ in thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Loss before other items:
Net loss attributable to Viad	$(42,026)	$(206,278)	$164,252	79.6%	$(85,178)	$(292,863)	$207,685	70.9%
(Income) loss from discontinued operations attributable to Viad	62	379	(317)	-83.6%	(286)	833	(1,119)	**
Loss from continuing operations attributable to Viad	(41,964)	(205,899)	163,935	79.6%	(85,464)	(292,030)	206,566	70.7%
Restructuring charges, pre-tax	787	260	527	**	3,613	1,111	2,502	**
Impairment charges, pre-tax	—	114,020	(114,020)	-100.0%	—	202,400	(202,400)	-100.0%
Pension plan withdrawal, pre-tax	57	462	(405)	-87.7%	57	462	(405)	-87.7%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	2,704	875	1,829	**	4,522	2,075	2,447	**
Tax benefit on above items	(141)	(168)	27	16.1%	(318)	(636)	318	50.0%
Unfavorable tax matters	—	37,908	(37,908)	-100.0%	—	25,500	(25,500)	-100.0%
Loss before other items	$(38,557)	$(52,542)	$13,985	26.6%	$(77,590)	$(61,118)	$(16,472)	-27.0%

(per diluted share)
Loss before other items:
Net loss attributable to Viad	$(2.18)	$(10.19)	$8.01	78.6%	$(4.40)	$(14.49)	$10.09	69.6%
(Income) loss from discontinued operations attributable to Viad	—	0.02	(0.02)	-100.0%	(0.01)	0.05	(0.06)	**
Loss from continuing operations attributable to Viad	(2.18)	(10.17)	7.99	78.6%	(4.41)	(14.44)	10.03	69.5%
Restructuring charges, pre-tax	0.04	0.01	0.03	**	0.18	0.05	0.13	**
Impairment charges, pre-tax	—	5.62	(5.62)	-100.0%	—	10.00	(10.00)	-100.0%
Pension plan withdrawal, pre-tax	—	0.02	(0.02)	-100.0%	—	0.02	(0.02)	-100.0%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	0.13	0.04	0.09	**	0.22	0.10	0.12	**
Tax benefit on above items	—	—	—	**	(0.01)	(0.03)	0.02	66.7%
Unfavorable tax matters	—	1.87	(1.87)	-100.0%	—	1.26	(1.26)	-100.0%
Equity related adjustments (Note B)	0.12	0.02	0.10	**	0.21	0.02	0.19	**
Loss before other items	$(1.89)	$(2.59)	$0.70	27.0%	$(3.81)	$(3.02)	$(0.79)	-26.2%

(A)	Acquisition-related costs and other non-recurring expenses include:
	Three months ended June 30,				Six months ended June 30,
($ in thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Acquisition integration costs - Pursuit[1]	$5	$(10)	$15	**	$6	$60	$(54)	-90.0%
Acquisition transaction-related costs - Pursuit[1]	64	—	64	**	272	(14)	286	**
Acquisition transaction-related costs - Corporate[2]	24	31	(7)	-22.6%	59	179	(120)	-67.0%
Attraction start-up costs[1,3]	2,054	854	1,200	**	3,618	1,850	1,768	95.6%
Other non-recurring expenses[2,4]	557	—	557	**	567	—	567	**
Acquisition-related and other non-recurring expenses, pre-tax	$2,704	$875	$1,829	**	$4,522	$2,075	$2,447	**

1 Included in segment operating loss

2 Included in corporate activities

3 Includes costs related to the development of Pursuit’s new FlyOver attractions in Iceland, Las Vegas, and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge in Canada.

4 Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.

(B)	Equity related adjustments include convertible preferred stock dividends and an adjustment to the redemption value of redeemable noncontrolling interest.

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods. The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period’s exchange rates and the comparable prior period’s exchange rates. Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended June 30, 2021				Three months ended June 30, 2020
($ in thousands)	As Reported	Acquisitions (Note A)	FX Impact	Organic	As Reported	Acquisitions (Note A)	Organic
Viad Consolidated:
Revenue	$61,233	234	$1,690	$59,309	$30,067	$—	$30,067
Net loss attributable to Viad	$(42,026)				$(206,278)
Net loss attributable to noncontrolling interest	(510)				(1,634)
Net loss attributable to redeemable noncontrolling interest	(431)				(204)
Loss from discontinued operations	62				379
Income tax expense (benefit)	(2,166)				35,516
Net interest expense	5,565				5,010
Other expense	680				265
Pension plan withdrawal	57				462
Impairment charges	—				114,020
Restructuring charges	787				260
Corporate activities expense	3,006				2,468
Corporate eliminations	(18)				(16)
Segment operating loss	$(34,994)	$(258)	$(1,577)	$(33,159)	$(49,752)	$—	$(49,752)
Attraction start-up costs (B)	2,054	224	—	1,830	854	—	854
Integration costs	5	—	—	5	(10)	—	(10)
Acquisition transaction-related costs	64	—	5	59	—	—	—
Adjusted segment operating loss	(32,871)	(34)	(1,572)	(31,265)	(48,908)	—	(48,908)
Segment depreciation	10,662	15	626	10,021	11,478	—	11,478
Segment amortization	2,659	—	121	2,538	2,354	—	2,354
Adjusted segment EBITDA	$(19,550)	$(19)	$(825)	$(18,706)	$(35,076)	$—	$(35,076)
Adjusted segment operating margin	-53.7%	-14.5%	-93.0%	-52.7%	**		**
Adjusted segment EBITDA margin	-31.9%	-8.1%	-48.8%	-31.5%	**		**

GES:
Revenue	$24,920	$—	$415	$24,505	$24,803	$—	$24,803
Segment operating loss	$(26,897)	$—	$(438)	$(26,459)	$(32,060)	$—	$(32,060)
Adjusted segment operating loss	(26,897)	—	(438)	(26,459)	(32,060)	—	(32,060)
Depreciation	4,116	—	81	4,035	5,485	—	5,485
Amortization	1,220	—	9	1,211	1,399	—	1,399
Adjusted segment EBITDA	$(21,561)	$—	$(348)	$(21,213)	$(25,176)	$—	$(25,176)
Adjusted segment operating margin	**		**	**	**		**
Adjusted segment EBITDA margin	-86.5%		-83.9%	-86.6%	**		**

Pursuit:
Revenue	$36,313	234	$1,275	$34,804	$5,264	—	$5,264
Segment operating loss	$(8,097)	$(258)	$(1,139)	$(6,700)	$(17,692)	$—	$(17,692)
Integration costs	5	—	—	5	(10)	—	(10)
Acquisition transaction-related costs	64	—	5	59	—	—	—
Attraction start-up costs (B)	2,054	224	—	1,830	854	—	854
Adjusted segment operating loss	(5,974)	(34)	(1,134)	(4,806)	(16,848)	—	(16,848)
Depreciation	6,546	15	545	5,986	5,993	—	5,993
Amortization	1,439	—	112	1,327	955	—	955
Adjusted segment EBITDA	$2,011	$(19)	$(477)	$2,507	$(9,900)	$—	$(9,900)
Adjusted segment operating margin	-16.5%	-14.5%	-88.9%	-13.8%	**		**
Adjusted segment EBITDA margin	5.5%	-8.1%	-37.4%	7.2%	**		**

(A)	Acquisitions include the Golden Skybridge (acquired March 2021 and opened June 2021) for Pursuit.
(B)	Includes costs related to the development of Pursuit’s new FlyOver attractions in Las Vegas and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge in Canada..